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                                                                   Exhibit 10.32

                               [ATHEROGENICS LOGO]

                    SUBLEASE AGREEMENT - Amended and Restated

1. Parties. This sublease agreement (the "Sublease"), entered into this 1st day of January, 2001 is made by and between ATHEROGENICS, INC., a Corporation formed under the laws of the State of Georgia (hereinafter called "Sublessor"), and INHIBITEX, INC., a Corporation formed under the laws of the State of Delaware (hereinafter referred to as "Sublessee").

2. Subleased Premises. Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor for the Term (hereinafter defined), at the Rental, and upon all of the terms and conditions set forth in this Sublease, that certain office space containing approximately 12,414 rentable square feet (including approximately 1,464 of rentable feet designated as the "ACF") more particularly described on Exhibit A (herein defined as the "Subleased Premises"), together with all other rights, benefits and privileges of a Sublessor as tenant under the Prime Lease including, without limitation, the right of use and enjoyment in common with others, of the common areas and facilities appurtenant to and serving the Subleased Premises, and no other furniture, fixtures, machinery, equipment or other furnishings of Sublessor. The Subleased Premises comprise portions of the Science and Administration Facility (and its related parking area) (hereinafter referred to as the "Leased Property"), having a street address of 8995 Westside Parkway, Alpharetta, Georgia, 30004. Sublessor is the tenant of the Leased Property by virtue of a certain Prime Lease dated June 19, 1998 ("Prime Lease"), with Cousins Properties, Inc. ("Prime Landlord"), which is attached hereto as Exhibit B and incorporated herein by reference in its entirety. Sublessee agrees that it will occupy the Subleased Premises in accordance with the terms of the Prime Lease and will not suffer to be done or omit to do, any action which may result in a violation of or a default under any of the terms an conditions of the Prime Lease, or render the Sublessor liable for any damage, charge or expense thereunder. This Sublease is and shall be at all times subject and subordinate to each and every one of the terms and conditions of the Prime Lease, except for those provisions of the Prime Lease which are directly contradicted by or inapplicable to the Sublease, in which event the terms of this Sublease shall control over the Prime Lease and the Sublessee shall comply with the applicable terms and provisions of the Prime Lease (e.g., the Rental amount is governed by paragraph 4 below)) which is incorporated herein by reference as though fully set forth. Sublessee's rights under this Sublease shall be contingent upon Sublessor's rights under the Prime Lease, and in the event the Prime Lease is terminated for any reason, then the Sublease shall be terminated and Sublessor shall have no liability to Sublessee as a result of said termination. Sublessor covenants that it has the right, power and authority to enter into and fulfill the obligations of this Sublease. Provided that Inhibitex is not in default hereunder, Sublessor shall take all reasonable actions and pay all monies due under the Prime Lease, in order to keep the Prime Lease in full force and effect. Nothing herein shall be construed in any way to affect the rights and obligations of the Prime Landlord, and no contractual relationship is intended hereby directly between Sublessee and Prime Landlord. Sublessor shall reasonably assist Sublessee in obtaining any consents or approvals of the

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         Prime Landlord regarding Sublessee's signage or alterations to the
         Subleased Premises, if required under the Prime Lease.

3. Sublease Term. The term of this Sublease (the "Sublease Term") shall be the period commencing on the date this Sublease is executed and continuing through December 31, 2005. The Sublease Term shall end at midnight December 31, 2005, unless sooner terminated pursuant to any provision hereof. Sublessee acknowledges and agrees that Sublessee has no right or option to extend or renew the Sublease Term beyond December 31, 2005.

4. Rental. From and after the date that rental payments of Sublessee shall commence (the "Rent Commencement Date"), Sublessee shall pay to Sublessor base annual rent for the Subleased Premises during the Sublease Term in the amount of ONE HUNCRED EIGHTY-ONE THOUSAND SIX HUNDRED AND SEVENTEEN DOLLARS ($181,617), per annum, said base annual rent to be paid in equal monthly installments in the amount of FIFTEEN THOUSAND ONE HUNDRED AND THIRTY-FOUR DOLLARS AND 75/100 ($15,134.75) (the foregoing being hereinafter sometimes referred to as the "Base Rental"). In the event of partial month occupancy, the Base Rental will be pro rated based on the actual number of days. The Base Rent due hereunder shall increase annual as of each anniversary of the Commencement Date according to the adjustment mechanisms set forth in
         Section 3.02 of the Prime Lease.

5. Other Charges. Sublessor covenants and agrees to pay, from time to time as provided in the Prime Lease, all other amounts and the sums with respect to the Subleased Premises exclusive of the Base Rental, which Sublessor assumed and agreed to pay under the terms of the prime Lease. In addition to Base Rental Sublessee agrees to reimburse to Sublessor its prorata share of such other amounts and sums, including taxes, attributable to the Subleased Premises ("The Sublessee Reimbursement") which Sublessor is required to pay under the Prime Lease. Such sums shall be prorated based on the relative square footage of the Subleased Premises (12,414) in relation to the total space leased by Sublessor (50,821) under the Prime Lease. Sublessee shall make such Sublessee Reimbursement within thirty (30) days after receipt from Sublessor of an invoice.

6. Required Licenses and Compliance with the Law. Sublessee shall, at its own cost and expense, obtain or cause to be obtainable any operating licenses necessary for its use of the Subleased Premises which may include, but is not limited to, licenses for (i) the housing of animals; (ii) the use and disposal of isotopes; and (iii) the use and disposal of biologically active agents. Sublessee shall comply with all laws, ordinances and regulations in obtaining and maintaining such licenses. Sublessee shall, at Sublessee's expense, comply promptly with all applicable statues, ordinances, rules, regulations, codes, orders, restrictions of records, and requirements in effect during the Term or any part of the Term hereof regulating the use of the Subleased Premises. Sublessee shall not use or permit the use of the Subleased Premises in any manner that will tend to create waste, odors, noise, heat, cold, vibration or a nuisance, or which shall tend to unreasonably disturb Sublessor or other subtenants of the Leased Premises, if any.

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7.       Sublessor's Insurance. Sublessor is not responsible for, or obligated to, provide any insurance on the Subleased Premises for the benefit of the Sublessee. Sublessee shall provide its own liability, business interruption or any other insurance it may desire.

8. Assignment and Subletting. Sublessee shall have the right to assign this Sublease and sublease the Subleased Premises (but only in its entirety, except for the area designated as the ACF as described above in paragraph 2) in the same manner and only to the extent that Sublessor has a corresponding right to make such assignment or sublease under the terms of Article XIII of the Prim Lease. Any proposed assignment or sublease by Sublessee shall be made only in accordance with all f the terms of Article XIII of the Prime Lease, and notice or request for approval of such proposed assignment or sublease, if required under the Prime Lease, shall be given to the Prime Landlord and to Sublessor. In the event that during the Sublease Term, the Sublessee subleases the Subleased Premises except for the ACF (the "Sublease"), the Sublease Term for the ACF shall automatically be adjusted to the shorter of (i) the original Sublease Term or, (ii) the period ending one year from the date on which the Sublease is executed. Sublessor shall not unreasonable withhold, condition or delay its consent to a proposed assignment or sublease which is made in accordance with Article XIII of the prime Lease, and Sublessor will use its reasonable efforts to assist Sublessee in obtaining any required consent of the Prime Landlord to any such proposed assignment or sublease.

9. Consent of Prime Lessor. Notwithstanding Sections 8.02 and 12.01 of the Prime Lease, Sublessor hereby reserves the right to approve any Sublessee modifications to the Subleased Premises, which approval shall not be unreasonably withheld, conditioned or delayed.

         The forgoing notwithstanding, Sublessor shall have the right to withhold its consent to an assignment pending its receipt of the proposed assignee's financial statements as is required of any proposed assignee under the Prime Lease and Sublessor's reasonable determination concerning whether proposed assignee is capable of meeting all of its financial obligations under the Sublease. If those conditions are found to exist and Sublessor expressly consents to the proposed assignment and, only with respect to assignments that do note require consent under the Prime Lease, Sublessee shall be relieved of liability under this Sublease immediately upon execution of any such assignment.

10. Notices. Any notice by either party to the other required, permitted or provided for herein shall only be valid if (a) delivered personally, or
         (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, or (c) sent by United States certified or registered mail, return receipt requested, postage pre-paid addressed (I) if to Sublessor, at the following addresses:

AtheroGenics, Incorporated
8995 Westside Parkway
Alpharetta, Georgia 300004

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Attention: Mark Colonnese, Chief Financial Officer

Plus a copy to:
Dennis A. Davison, Esquire
Mark R. Heilbrun, Esquire
Long Aldridge & Norman, Suite 600
701 Pennsylvania Avenue, N.W.
Washington, D.C. 20004

And (ii) if to the Sublessee, at the following addresses:

Inhibitex, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004
Attention: William Johnston, Chief Executive Officer

With a copy to:

King & Spalding
191 Peachtree Street
Atlanta, Georgia 30303
Attention: Lynn Scott, Esquire

Or at such other address for either party as that party may designate by notice to the other. A notice given as set forth above shall be deemed effective, if delivered personally, upon hand delivery thereof, if sent via express mail, upon hand delivery, and if mailed by United States certified or registered mail, five
(5) days following such mailing in accordance with this Section.

11. Quiet Enjoyment. If Sublessee shall pay the rent, and perform all of the covenants, terms, conditions and agreements of this Sublease on the part of the Sublessee to be performed, Sublessee shall, during the Term hereof, freely, peaceably and quietly occupy and enjoy the Subleased Premises without molestation or hindrance by Sublessor or any party claiming by, through or under Sublessor, subject to the terms and conditions of this Sublease and the Prime Lease.

12. Indemnity. Sublessee hereby agrees to indemnify and hold Sublessor harmless from and against any cost, damage, claim, liability or expense, including attorneys' fees, incurred by Sublessor arising from any breach of Sublessee hereof or from Sublessee's failure to perform or observe any of the terms and conditions of the prime Lease which it is obligated under this Sublease to perform or observe, or otherwise resulting form Sublessee's use or occupancy of the Subleased Premises, except if and to the extend any such cost, damage, claim, liability or expense occasioned by the negligence or willful misconduct of Sublessor. Sublessor hereby agrees to indemnify and hold Sublessee harmless from and against any cost, damage, claim, liability or expense, including attorney's fees, incurred by Sublessee if

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         and to the extent arising from the negligence and willful misconduct of
         Sublessor or any breach of Sublessor's obligations, or default by Sublessor, under the Prime Lease or this Sublease.

13. Sublessor's Default under Prime Lease. In the event that there is an Event of Default by Sublessor under the Prime Lease, and such default is not caused by Sublessee, and Sublessor does not cure the Event of Default within five (5) days after written notice by Prime Landlord to Sublessor in the event of monetary default and fifteen (15) days after such notice in the event of non-monetary default, Sublessor shall immediately notify Sublessee in writing of such Event of Default. Sublessee shall have the right to cure such Event of Default on Sublessor's behalf and Sublessor shall promptly reimburse Sublessee for all reasonable, out-of-pocket expenses incurred by Sublessee in connection with such curative action. In the event that Sublessor does not reimburse Sublessee within fifteen (15) days after written notice to Sublessor, Sublessee shall have the right to deduct any such sums due to Sublessee from the rent due under this Sublease plus interest calculated at a rate of eighteen percent (18%) per annum thereon from the date incurred by Sublessee until offset by Sublessee.

14. Sublessor's Representation and Warranty. Sublessor hereby represents, warrants and certifies to Sublessee as follows:

(a) A true, complete, and accurate copy of the Prime Lease is attached hereto as Exhibit "B" and except as attached hereto, the Prime Lease has not been modified or amended.

(b) The prime Lease is in full force and effect and there has occurred no Event of Default by Sublessor thereunder.

15. Interruption of Utility Service. Except in the event any interruption in utility services is caused by Sublessee's negligence or misconduct, if Sublessee cannot reasonably use the Subleased Premises for Sublessee's intended business operations by reason of any interruption in utility services to be provided by Sublessor (and Sublessee does not in fact use the Subleased Premises) and such condition exists for three
         (3) consecutive business days, then Sublessee's rent shall be equitably abated for that portion of the Subleased Premises that Sublessee is unable to use the Sublessee's intended business operations for the period commencing after the end of the three-day period above to and until such service is restored to the Premises. If such condition exists for thirty (30) consecutive days, then Sublessee may terminate this Sublease.

16. Sublessor's Default Under Sublease. In the event that Sublessor defaults under it obligations under this Sublease, Sublessee shall promptly notify Sublessor in writing of such default and Sublessor shall have thirty (30) days within which to cure such default (or if such default is not capable of being cured within such time, Sublessor shall diligently proceed to cure such default). In the event that Sublessor does not cure the default within such thirty (30) day period or does not diligently proceed to cure such default if such default is not capable of being cured within such thirty (30) day period, Sublessee shall

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         have the right to cure such default on Sublessor's behalf and Sublessor shall promptly reimburse Sublessee for all reasonable, out-of-pocket expenses incurred by Sublessee in connection with such cure.

17. Repairs by Sublessor. Sublessor shall make all reasonably necessary repairs, alterations or additions that affect the Building's structural components and all mechanical, electrical and plumbing systems and other building systems servicing the Subleased Premises.

18. Fire or Other Casualty Damage. If any portion of the Subleased Premises shall be destroyed or damaged by fire or any other casualty or any other portion of the building such that Sublessee may not reasonably use the Subleased Premises, then Sublessee shall be entitled to an equitable abatement of the rent hereunder until such time as the damaged portion of the Subleased Premises are required or restored by Sublessor, and the Sublessee shall have the right to terminate this Sublease if such damage cannot be repaired or restored within 180 days after the date of such casualty.

19. Acceptance of Subleased Premises. Sublessee accepts the Subleased Premises in their existing condition, without representation or warranty, express or implied, in fact or by law, and no representation, statement or warranty, express or implied, has been made by or on behalf of Sublessor as to such condition, or as to the use that may be made of said Sublease Premises."

20. Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed hereto as set forth in the Prime Lease.

                  IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLESSEE:                                     SUBLESSOR:

INHIBITEX, INC.                                ATHEROGENICS, INC.

By: /s/ William D. Johnston                    By: /s/ Mark P. Colonnese
    ----------------------------                   --------------------------
    William Johnston                               Mark P. Colonnese
    Chief Executive Officer                        Chief Financial Officer

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Exhibit A - [Layout of Office Space]

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